UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  August 1, 2014

W. R. GRACE & CO.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-13953	65-0773649
(Commission File Number)	(IRS Employer Identification No.)

7500 Grace Drive
Columbia, Maryland	21044
(Address of Principal Executive Offices)	(Zip Code)

(410) 531-4000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

W. R. GRACE & CO.

FORM 8-K
CURRENT REPORT

Item 1.01.         Entry into a Material Definitive Agreement.

On February 3, 2014 (the “Effective Date”), the joint plan of reorganization of W. R. Grace & Co. (“Grace”) and its debtor subsidiaries (as amended to date, the “Joint Plan”) became effective. In connection with the effectiveness of the Joint Plan, Grace entered into an agreement with the Asbestos PI Future Claimants’ Representative, the Official Committee of Asbestos Personal Injury Claimants and certain other parties to establish the WRG Asbestos PI Trust (the “PI Trust”).

On the Effective Date: (i) Grace’s principal subsidiary, W. R. Grace & Co.-Conn. (“Grace-Conn.”), entered into the Deferred Payment Agreement (PI) (the “Deferred Payment Agreement (PI)”) with the PI Trust that provides for deferred payments to the PI Trust of $110 million per year for five years beginning in 2019, and $100 million per year for 10 years beginning in 2024; and (ii) Grace entered into: (A) the W. R. Grace & Co. Guarantee Agreement (PI) (the “Guarantee Agreement (PI)”) with the PI Trust under which Grace guarantees Grace-Conn.’s obligations under the Deferred Payment Agreement (PI) and (B) the Share Issuance Agreement (the “Share Issuance Agreement”) with the PI Trust and the WRG Asbestos PD Trust (the “PD Trust”), which agreement secures Grace’s obligations under the Guarantee Agreement (PI) and to the PD Trust by obligating Grace to issue 77,372,257 shares of Grace common stock in the event of default of such obligations. Copies of the Deferred Payment Agreement (PI), Guarantee Agreement (PI), and Share Issuance Agreement are filed as exhibits to the Grace Annual Report on Form 10-K.

On August 1, 2014, Grace, Grace-Conn. and the PI Trust entered into an Obligation Termination Agreement (the “Termination Agreement”) to terminate all of the obligations of Grace and Grace-Conn. under the Deferred Payment Agreement (PI), the Guarantee (PI), and, as applicable to the PI Trust, the Share Issuance Agreement, for a cash payment of $632,000,000 (the “Consideration”) to be paid by Grace-Conn. at the closing, with the payment guaranteed by Grace. The closing of the transactions set forth in the Termination Agreement shall be no later than three business days after Grace receives the proceeds of a debt financing to fund the Consideration, but in no event later than October 31, 2014. Grace’s obligation to consummate the transactions is not subject to the receipt of the proceeds of any financing. The Termination Agreement contains customary representations, warranties, covenants and conditions to closing; mutual releases of obligations under the Deferred Payment Agreement (PI), the Guarantee (PI), and, as applicable to the PI Trust, the Share Issuance Agreement; and mutual indemnification obligations for breaches of representations, warranties and covenants.

Grace will host a conference call and webcast on Monday, August 4, at 8:30 a.m. ET to further discuss the agreement, including the economic, earnings and tax implications to the company. A question and answer session will follow the prepared remarks.

Access to the live webcast and the accompanying slides will be available through the Investor page of the company’s web site, http://investor.grace.com. Those without access to the Internet can participate by dialing +1 866.515.2907 (U.S.) or +1 617.399.5121 (International). The participant passcode is 69725802. Investors are advised to dial into the call at least ten minutes early in order to register.

An audio replay will be available at 1:00 p.m. ET on August 4. The replay will be accessible by dialing +1 888.286.8010 (U.S.) or +1 617.801.6888 (International) and entering the participant passcode 43505165. The replay will be available for one week.

Forward Looking Statements

This document contains, and our other public communications may contain, forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words "believes," "plans," "intends," "targets," "will," "expects," "suggests," "anticipates," "outlook," "continues" or similar expressions. Forward-looking statements include, without limitation, expected financial positions; results of operations; cash flows; financing plans; business strategy; budgets; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, we are subject to risks and uncertainties that could cause our actual results to differ materially from our projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual events to materially differ from those contained in the forward-looking statements include, without limitation: the cost and availability of raw materials and energy, developments affecting our underfunded and unfunded pension obligations, risks related to foreign operations, especially in emerging regions, acquisitions and divestitures of assets and gains and losses from dispositions or impairments, the effectiveness of our research and development and growth investments, our legal and environmental proceedings, costs of compliance with environmental regulation, developments with respect to unresolved pre-petition claims, and those factors set forth in our most recent Annual Report on Form 10-K, this quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Our reported results should not be considered as an indication of our future performance. Readers are cautioned not to place undue reliance on our projections and forward-looking statements, which speak only as of the date thereof. We undertake no obligation to publicly release any revisions to the projections and forward-looking statements contained in this document, or to update them to reflect events or circumstances occurring after the date of this document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

W. R. GRACE & CO.
(Registrant)

	By	/s/ Mark A. Shelnitz
Mark A. Shelnitz
Vice President

Dated: August 1, 2014

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